EXHIBIT 4.5
TERMS AND CONDITIONS OF THE NOTES
The following is the text of the terms and conditions which, as supplemented, amended and/or replaced by the relevant Pricing Supplement, will be endorsed on each Note in definitive form issued under the Programme. The terms and conditions applicable to any Note in global form will differ from those terms and conditions which would apply to the Note were it in definitive form to the extent described under "Summary of Provisions Relating to the Notes while in Global Form" below.
1. Introduction
(a) Programme:
Deere & Company ("Deere") (as issuer), John Deere Capital Corporation ("Deere Capital") (as issuer), John Deere Bank S.A. ("Deere Luxembourg"), John Deere Credit Limited (ABN 55 078 714 646) ("Deere Credit Australia"), John Deere Limited (ABN 21 008 671 725) ("Deere Australia"), John Deere B.V. ("Deere Netherlands"), John Deere Credit Inc. ("Deere Credit Canada") and John Deere Limited ("Deere Canada") (each an "Issuer", and, collectively the "Issuers") have established a Euro Medium Term Note Programme (the "Programme") for the issuance of up to U.S.$3,000,000,000 in aggregate principal amount of notes outstanding at any time (the "Notes"). Notes issued by Deere Netherlands, Deere Canada, Deere Credit Canada and Deere Australia are guaranteed by Deere (a "Guarantor") and Notes issued by Deere Luxembourg and Deere Credit Australia are guaranteed by Deere Capital (a "Guarantor" and together with Deere, the "Guarantors").
In these Conditions, references to "Issuer" are to Deere, Deere Capital, Deere Luxembourg, Deere Australia, Deere Credit Australia, Deere Netherlands, Deere Canada or Deere Credit Canada, as the case may be, as the Issuer of the Notes under the Programme and references to the "relevant Issuer" shall be construed accordingly. In these Conditions, references to "Guarantor" are to Deere or Deere Capital as Guarantor, in the case of Deere, of Notes to be issued by Deere Netherlands, Deere Canada, Deere Credit Canada and Deere Australia and, in the case of Deere Capital, of Notes to be issued by Deere Luxembourg and Deere Credit Australia and references to the "relevant Guarantor" shall be construed accordingly.
(b) Pricing Supplement:
Notes issued under the Programme are issued in series (each a "Series") and each Series may comprise one or more tranches (each a "Tranche") of Notes. Each Tranche is the subject of a pricing supplement (the "Pricing Supplement") which supplements these terms and conditions (the "Conditions"). The terms and conditions applicable to any particular Tranche of Notes are these Conditions as supplemented, amended and/or replaced by the relevant Pricing Supplement. The applicable Pricing Supplement or Pricing Supplements will specify whether the Issuer is Deere, Deere Capital, Deere Luxembourg, Deere Australia, Deere Credit Australia, Deere Netherlands, Deere Canada or Deere Credit Canada. In the event of any inconsistency between these Conditions and the relevant Pricing Supplement, the relevant Pricing Supplement shall prevail.
(c) Agency Agreement:
The Notes are the subject of an amended and restated issue and paying agency agreement dated 31 May 2002 (as amended or supplemented from time to time, the "Agency Agreement") between the Issuers, the Guarantors, JPMorgan Chase Bank as fiscal agent (the "Fiscal Agent", which expression includes any successor fiscal agent appointed from time to time in connection with the Notes) and the paying agents named therein (together with the Fiscal Agent, the "Paying Agents", which expression includes any successor or additional paying agents appointed from time to time in connection with the Notes).

(d) Deeds of Guarantee:
Notes issued by Deere Netherlands, Deere Canada, Deere Credit Canada and Deere Australia are the subject of a deed of guarantee dated 31 May 2002 (as amended or supplemented from time to time, the "Deere Deed of Guarantee") entered into by Deere. Notes issued by Deere Luxembourg and Deere Credit Australia are the subject of a deed of guarantee dated 31 May 2002 (as amended or supplemented from time to time, the "JDCC Deed of Guarantee" together with the Deere Deed of Guarantee, the "Deeds of Guarantee" and each a "Deed of Guarantee") entered into by Deere Capital.
(e) The Notes:
All subsequent references in these Conditions to "Notes" are to the Notes which are the subject of the relevant Pricing Supplement. Copies of the relevant Pricing Supplement are available for inspection by Noteholders during normal business hours at the Specified Office of the Fiscal Agent, the initial Specified Office of which is set out below.
(f) Summaries:
Certain provisions of these Conditions are summaries of the Agency Agreement and the Deeds of Guarantee and are subject to their detailed provisions. The holders of the Notes (the "Noteholders") and the holders of the related interest coupons, if any, (the "Couponholders" and the "Coupons", respectively) are bound by, and are deemed to have notice of, all the provisions of the Agency Agreement and the Deeds of Guarantee applicable to them. Copies of the Agency Agreement and the Deeds of Guarantee are available for inspection by Noteholders during normal business hours at the Specified Offices of each of the Paying Agents, the initial Specified Offices of which are set out below.

2. Interpretation
(a) Definitions:
In these Conditions the following expressions have the following meanings:
"Accrual Yield" has the meaning given in the relevant Pricing Supplement;
"Additional Business Centre(s)" means the city or cities specified as such in the relevant Pricing Supplement;
"Additional Financial Centre(s)" means the city or cities specified as such in the relevant Pricing Supplement;
"Attributable Debt" shall mean, as of any particular time, the present value, discounted at a rate per annum equal to the weighted average interest rate of all Notes denominated in euro outstanding at the time under the Programme, compounded semi-annually, of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); the net amount of rent required to be paid for any such period shall be the total amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges; and, in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first da te upon which it may be so terminated;
"Business Day" means:
(i) in relation to any sum payable in euro, a TARGET Settlement Day and a day on which commercial banks and foreign exchange markets settle payments generally in each (if any) Additional Business Centre; and

(ii)	in relation to any sum payable in a currency other than euro, a day on which commercial banks and foreign exchange markets settle payments generally in London, in the Principal Financial Centre of the relevant currency and in each (if any) Additional Business Centre;
"Business Day Convention", in relation to any particular date, has the meaning given in the relevant Pricing Supplement and, if so specified in the relevant Pricing Supplement, may have different meanings in relation to different dates and, in this context, the following expressions shall have the following meanings:
(i)	"Following Business Day Convention" means that the relevant date shall be postponed to the first following day that is a Business Day;
(ii)	"Modified Following Business Day Convention" or "Modified Business Day Convention" means that the relevant date shall be postponed to the first following day that is a Business Day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a Business Day;
(iii)	"Preceding Business Day Convention" means that the relevant date shall be brought forward to the first preceding day that is a Business Day;
(iv)	"FRN Convention", "Floating Rate Convention" or "Eurodollar Convention" means that each relevant date shall be the date which numerically corresponds to the preceding such date in the calendar month which is the number of months specified in the relevant Pricing Supplement as the Specified Period after the calendar month in which the preceding such date occurred provided, however, that:
	(A)	if there is no such numerically corresponding day in the calendar month in which any such date should occur, then such date will be the last day which is a Business Day in that calendar month;
	(B)	if any such date would otherwise fall on a day which is not a Business Day, then such date will be the first following day which is a Business Day unless that day falls in the next calendar month, in which case it will be the first preceding day which is a Business Day; and
	(C)	if the preceding such date occurred on the last day in a calendar month which was a Business Day, then all subsequent such dates will be the last day which is a Business Day in the calendar month which is the specified number of months after the calendar month in which the preceding such date occurred; and
(v)	"No Adjustment" means that the relevant date shall not be adjusted in accordance with any Business Day Convention;
"Calculation Agent" means the Fiscal Agent or such other Person specified in the relevant Pricing Supplement as the party responsible for calculating the Rate(s) of Interest and Interest Amount(s) and/or such other amount(s) as may be specified in the relevant Pricing Supplement;
"Consolidated Net Worth" shall mean the aggregate of capital and surplus of Deere and its consolidated Subsidiaries, less minority interests in Subsidiaries, determined in accordance with United States Generally Accepted Accounting Principles ("GAAP").
"Coupon Sheet" means, in respect of a Note, a coupon sheet relating to the Note;
"CSSF" means the Commission de Surveillance du Secteur Financier (the Luxembourg Financial Sector Supervisory Commission);
"Day Count Fraction" means (subject as provided in Condition 6), in respect of the calculation of an amount for any period of time (whether or not constituting an Interest Period) (the "Calculation Period"), such day count fraction as may be specified in these Conditions or the relevant Pricing Supplement and:

(i)	if "Actual/Actual (ISMA)" is so specified, means:
	(a)	where the Calculation Period is equal to or shorter than the Regular Period during which it falls, the actual number of days in the Calculation Period divided by the product of (1) the actual number of days in such Regular Period and (2) the number of Regular Periods in any year; and
	(b)	where the Calculation Period is longer than one Regular Period, the sum of:
		(A)	the actual number of days in such Calculation Period falling in the Regular Period in which it begins divided by the product of (1) the actual number of days in such Regular Period and (2) the number of Regular Periods in any year; and
		(B)	the actual number of days in such Calculation Period falling in the next Regular Period divided by the product of (a) the actual number of days in such Regular Period and (2) the number of Regular Periods in any year;
(ii)	if "Actual/365" or "Actual/Actual (ISDA)" is so specified, means the actual number of days in the Calculation Period divided by 365 (or, if any portion of the Calculation Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365);
(iii)	if "Actual/365 (Fixed)" is so specified, means the actual number of days in the Calculation Period divided by 365;
(iv)	if "Actual/360" is so specified, means the actual number of days in the Calculation Period divided by 360;
(v)	if "30/360" is so specified, means the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (i) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (ii) the last day of the Calculation Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month)); and
(vi)	if "30E/360" or "Eurobond Basis" is so specified means, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months, without regard to the date of the first day or last day of the Calculation Period unless, in the case of the final Calculation Period, the date of final maturity is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month);
"Early Redemption Amount (Tax)" means, in respect of any Note, its principal amount or such other amount as may be specified in, or determined in accordance with, the relevant Pricing Supplement;
"Early Termination Amount" means, in respect of any Note, its principal amount or such other amount as may be specified in, or determined in accordance with, these Conditions or the relevant Pricing Supplement;
"Extraordinary Resolution" has the meaning given in the Agency Agreement;
"Excluded Sale and Lease-back Transaction" means (A) a Sale and Lease-back Transaction which, if the Attributable Debt in respect of such Sale and Lease-back Transaction had been a Security Interest, would have been permitted by paragraph (i) of the definition of Permitted Security Interest and (B) other Sale and Lease-back Transactions where the net proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors of Deere) of the property and (i) Deere, within 120 days of the effective date of any such arrangement, applies an amount equal to the fair value (as so determined) of such property to any Notes redeemed prior to their Maturity

Date or the purchase and retirement of Notes or to the payment or other retirement of funded debt for money borrowed, incurred or assumed by Deere which ranks senior to or pari passu with the Notes or of funded debt for money borrowed, incurred or assumed by any Material Subsidiary (other than, in either case, funded debt owned by Deere or any Material Subsidiary), or (ii) Deere shall, at or prior to the time of entering into the Sale and Lease-back Transaction, enter into a bona fide commitment or commitments to expend for the acquisition or improvement of any Important Property an amount at least equal to the fair value (as so determined) of such property. For this purpose, funded debt means any Debt (as defined in Condition 5(a)) which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than twelve months after the date of the creation of such Debt.
"Final Redemption Amount" means, in respect of any Note, its principal amount or such other amount as may be specified in, or determined in accordance with, the relevant Pricing Supplement;
"Fixed Coupon Amount" has the meaning given in the relevant Pricing Supplement;
"Guarantee" means, in relation to any Indebtedness of any Person, any obligation of another Person to pay such Indebtedness;
"Guarantee of the Notes" means either the guarantee of the Notes given by Deere in the Deere Deed of Guarantee or the guarantee of the Notes given by Deere Capital in the JDCC Deed of Guarantee;
"Important Property" means (a) any manufacturing plant, including land, all buildings and other improvements thereon, and all manufacturing machinery and equipment located therein, used by the Issuer or Deere or a Material Subsidiary primarily for the manufacture of products to be sold by the Issuer or Deere or such Material Subsidiary, (b) the executive office and administrative building of Deere in Moline, Illinois, and (c) research and development facilities, including land and buildings and other improvements thereon and research and development machinery and equipment located therein, in each case, used by the Issuer or Deere or a Material Subsidiary; except in any case property of which the aggregate fair value as determined by the Board of Directors of Deere does not at the time exceed 1 per cent. of Consolidated Net Worth of Deere, as shown on the audited onsolidated balance sheet contained in the latest annual report to stockholders of Deere;
"Indebtedness" means any indebtedness of any Person for money borrowed or raised including (without limitation) any indebtedness for or in respect of:
(i) amounts raised by acceptance under any acceptance credit facility;
(ii) amounts raised under any note purchase facility;
(iii) the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with applicable law and generally accepted accounting principles, be treated as finance or capital leases;
(iv) the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 60 days; and
(v) amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing;
"Interest Amount" means, in relation to a Note and an Interest Period, the amount of interest payable in respect of that Note for that Interest Period;
"Interest Commencement Date" means the Issue Date of the Notes or such other date as may be specified as the Interest Commencement Date in the relevant Pricing Supplement;
"Interest Determination Date" has the meaning given in the relevant Pricing Supplement;

"Interest Payment Date" means the date or dates specified as such in, or determined in accordance with the provisions of, the relevant Pricing Supplement and, if a Business Day Convention is specified in the relevant Pricing Supplement:
(i)	as the same may be adjusted in accordance with the relevant Business Day Convention; or
(ii)	if the Business Day Convention is the FRN Convention, Floating Rate Convention or Eurodollar Convention and an interval of a number of calendar months is specified in the relevant Pricing Supplement as being the Specified Period, each of such dates as may occur in accordance with the FRN Convention, Floating Rate Convention or Eurodollar Convention at such Specified Period of calendar months following the Interest Commencement Date (in the case of the first Interest Payment Date) or the previous Interest Payment Date (in any other case);
"Interest Period" means each period beginning on (and including) the Interest Commencement Date or any Interest Payment Date and ending on (but excluding) the next Interest Payment Date;
"ISDA Definitions" means the 2000 ISDA Definitions (as further amended and updated as at the date of issue of the first Tranche of the Notes of the relevant Series (as specified in the relevant Pricing Supplement) as published by the International Swaps and Derivatives Association, Inc);
"Issue Date" has the meaning given in the relevant Pricing Supplement;
"Luxembourg" means the Grand Duchy of Luxembourg;
"Margin" has the meaning given in the relevant Pricing Supplement;
"Material Subsidiary" shall mean any Subsidiary of Deere which is engaged in, or whose principal assets consist of property used by Deere or any Material Subsidiary in, the manufacture of products within the United States of America or Canada, or in the sale of products principally to customers located in the United States of America or Canada, except any corporation which is a retail dealer in which Deere has, directly or indirectly, an investment under an arrangement providing for the liquidation of such investment;
"Maturity Date" has the meaning given in the relevant Pricing Supplement;
"Maximum Redemption Amount" has the meaning given in the relevant Pricing Supplement;
"Minimum Redemption Amount" has the meaning given in the relevant Pricing Supplement;
"Optional Redemption Amount (Call)" means, in respect of any Note, its principal amount or such other amount as may be specified in, or determined in accordance with, the relevant Pricing Supplement;
"Optional Redemption Amount (Put)" means, in respect of any Note, its principal amount or such other amount as may be specified in, or determined in accordance with, the relevant Pricing Supplement;
"Optional Redemption Date (Call)" has the meaning given in the relevant Pricing Supplement;
"Optional Redemption Date (Put)" has the meaning given in the relevant Pricing Supplement;
"Participating Member State" means a Member State of the European Communities which adopts the euro as its lawful currency in accordance with the Treaty;
"Payment Business Day" means:
if the currency of payment is euro, any day which is:
(A)	a day on which banks in the relevant place of presentation outside the United States and its possessions are open for presentation and payment of bearer debt securities and for dealings in foreign currencies; and

(B)	in the case of payment by transfer to an account, a TARGET Settlement Day and a day on which dealings in foreign currencies may be carried on in each (if any) Additional Financial Centre; or
if the currency of payment is not euro, any day which is:
(A)	a day on which banks in the relevant place of presentation outside the United States and its possessions are open for presentation and payment of bearer debt securities and for dealings in foreign currencies; and
(B)	in the case of payment by transfer to an account, a day on which dealings in foreign currencies may be carried on in the Principal Financial Centre of the currency of payment and in each (if any) Additional Financial Centre;
"Permitted Lien" means:
(i)	any Security Interest created on or over any fixed assets or other physical properties hereafter acquired to secure all or part of the purchase price thereof or the acquiring hereafter of such assets or properties subject to any existing lien or charge securing indebtedness (whether or not assumed);
(ii)	easements, liens, franchises or other minor encumbrances on or over any real property which do not materially detract from the value of such property or its use in the business of the Issuer, Deere Capital (as Guarantor) or a Subsidiary of Deere Capital;
(iii)	any deposit or pledge of assets (i) with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against the Issuer, Deere Capital (as Guarantor) or a Subsidiary, or in connection with other proceedings or actions at law or in equity by or against the Issuer, Deere Capital (as Guarantor) or a Subsidiary, or (ii) as security for the performance of any contract or undertaking not directly or indirectly related to the borrowing of money or the security of indebtedness, if made in the ordinary course of business, or (iii) with any governmental agency, which deposit or pledge is required or permitted to qualify the Issuer, Deere Capital (as Guarantor) or a Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefits of any law pertaining to workmen's compensation, unemployment insurance, old age pensions, social security, or similar matters, or (iv) made in the ordinary course of business to obtain the release of mechanics', workmen's, repairmen's, warehousemen's or similar liens, or the release of property in the possession of a common carrier;
(iv)	any Security Interest by a Subsidiary as security for indebtedness owed to the Issuer or Deere Capital (as Guarantor);
(v)	liens for taxes and governmental charges not yet due or contested by appropriate proceeding in good faith;
(vi)	any Security Interest existing on property acquired by the Issuer or Deere Capital (as Guarantor) or a Subsidiary of Deere Capital through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;
(vii)	judgment liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed;
(viii)	any pledge or lien (other than directly or indirectly to secure borrowed money) if, after giving effect thereto, the aggregate principal sums secured by pledges or liens otherwise within the above restrictions do not exceed U.S.$500,000; or
(ix)	any transaction characterised as a sale of receivables (retail or wholesale) but reflected as secured indebtedness on a balance sheet in conformity with generally accepted accounting principles then in effect.

"Permitted Security Interest" means:
(i)	any Security Interest created on or over any property acquired, constructed or improved by the Issuer, Deere or any Material Subsidiary which is created or assumed contemporaneously with, or within 120 days after, such acquisition, construction or improvement to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred or (in addition to Security Interests contemplated by clauses (ii), (iii) and (iv) below) Security Interests on any property existing at the time of acquisition thereof provided that such Security Interest shall not apply to any Important Property theretofore owned by the Issuer, Deere or any Material Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;
(ii)	any Security Interest created on or over any property, shares of stock, or indebtedness existing at the time of acquisition thereof from a corporation which is consolidated or amalgamated with or merged into, or substantially all of the assets of which are acquired by, the Issuer, Deere or a Material Subsidiary;
(iii)	any Security Interest created on or over any property of a corporation which Security Interest was existing at the time such corporation becomes a Material Subsidiary;
(iv)	any Security Interest created on or over any property to secure Debt (as defined in Condition 5(a)) of a Material Subsidiary to the Issuer, Deere or to another Material Subsidiary;
(v)	any Security Interest created on or over any property in favour of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Security Interest and Security Interests given to secure indebtedness incurred in connection with the financing of construction of pollution control facilities, the interest on which indebtedness is exempt from income taxes under the Internal Revenue Code;
(vi)	any deposit or pledge of assets (1) with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against the Issuer, Deere or a Subsidiary, or in connection with other proceedings or actions at law or in equity by or against the Issuer, Deere or a Material Subsidiary, or (2) as security for the performance of any contract or undertaking not directly related to the borrowing of money or the securing of indebtedness, if made in the ordinary course of business, or (3) with any governmental agency, which deposit or pledge is required or permitted to qualify the Issuer, Deere or a Material Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefits of any law pertaining to worker's compensation, unemployment insurance, old age pensions, social security, or similar matters, or (4) made in the ordinary course of business to obtain the release of mechanics', workmen's, repairmen's, warehouseme n's or similar liens, or the release of property in the possession of a common carrier;
(vii)	any Security Interest created on or over any property acquired by the Issuer, Deere or a Material Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;
(viii)	judgment liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed;
(ix)	any Security Interest created on and over any property for the sole purpose of extending, renewing or replacing in whole or part, Debt secured by any Security Interest referred to in paragraphs (i) to (viii) above, inclusive or in this paragraph, provided, however, that the principal amount of Debt secured in such extension, renewal or replacement does not exceed the principal amount of Debt secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property subject to such Security Interest so extended, renewed or replaced (plus improvements on such property);
(x)	liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord's liens on property held under lease; and any other liens of a nature similar to those hereinabove described in this paragraph (x) which do not, in the opinion of the Issuer and Deere, materially impair the use of such property in the operation of the business of the Issuer, Deere or a Material Subsidiary or the value of such property for the purposes of such business;
(xi)	any transaction characterised as a sale of receivables (retail or otherwise) but reflected as secured indebtedness on a balance sheet in conformity with generally accepted accounting principles then in effect;
(xii)	any Security Interest created on or over any Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America) owned by the Issuer, Deere and its Material Subsidiaries to the extent such Margin Stock so secured exceeds 25 per cent. of the fair market value of the sum of the Important Property of the Issuer, Deere and the Material Subsidiaries plus the shares of stock (including Margin Stock) and indebtedness issued or incurred by the Material Subsidiaries; or
(xiii)	any Security Interest created on or over any Important Property of, or any shares of stock or indebtedness issued or incurred by, any Material Subsidiary organised under the laws of Canada;
"Person" means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;
"Principal Financial Centre" means, in relation to any currency, the principal financial centre for that currency provided, however, that:
(i)	in relation to euro, it means the principal financial centre of such Member State of the European Communities as is selected (in the case of a payment) by the payee or (in the case of a calculation) by the Calculation Agent; and
(ii)	in relation to Australian dollars, it means Sydney and, in relation to New Zealand dollars, it means either Wellington or Auckland; in each case as is selected (in the case of a payment) by the payee or (in the case of a calculation) by the Calculation Agent;
"Put Option Notice" means a notice which must be delivered to a Paying Agent by any Noteholder wanting to exercise a right to redeem a Note at the option of the Noteholder;
"Put Option Receipt" means a receipt issued by a Paying Agent to a depositing Noteholder upon deposit of a Note with such Paying Agent by any Noteholder wanting to exercise a right to redeem a Note at the option of the Noteholder;
"Rate of Interest" means the rate or rates (expressed as a percentage per annum) of interest payable in respect of the Notes specified in relevant Pricing Supplement or calculated or determined in accordance with the provisions of these Conditions and/or the relevant Pricing Supplement;
"Redemption Amount" means, as appropriate, the Final Redemption Amount, the Early Redemption Amount (Tax), the Optional Redemption Amount (Call), the Optional Redemption Amount (Put), the Early Termination Amount or such other amount in the nature of a redemption amount as may be specified in, or determined in accordance with the provisions of, the relevant Pricing Supplement;

"Reference Banks" has the meaning given in the relevant Pricing Supplement or, if none, four (or if the Principal Financial Centre is Helsinki, five) major banks selected by the Calculation Agent in the market that is most closely connected with the Reference Rate;
"Reference Price" has the meaning given in the relevant Pricing Supplement;
"Reference Rate" has the meaning given in the relevant Pricing Supplement;
"Regular Period" means:
(i) in the case of Notes where interest is scheduled to be paid only by means of regular payments, each period from and including the Interest Commencement Date to but excluding the first Interest Payment Date and each successive period from and including one Interest Payment Date to but excluding the next Interest Payment Date;
(ii) in the case of Notes where, apart from the first Interest Period, interest is scheduled to be paid only by means of regular payments, each period from and including a Regular Date falling in any year to but excluding the next Regular Date, where "Regular Date" means the day and month (but not the year) on which any Interest Payment Date falls; and
(iii) in the case of Notes where, apart from an Interest Period other than the first Interest Period, interest is scheduled to be paid only by means of regular payments, each period from and including a Regular Date falling in any year to but excluding the next Regular Date, where "Regular Date" means the day and month (but not the year) on which any Interest Payment Date falls other than the Interest Payment Date falling at the end of such irregular Interest Period.
"Relevant Date" means, in relation to any payment, whichever is the later of (a) the date on which the payment in question first becomes due and (b) if the full amount payable has not been received in the Principal Financial Centre of the currency of payment by the Fiscal Agent on or prior to such due date, the date on which (the full amount having been so received) notice to that effect has been given to the Noteholders;
"Relevant Financial Centre" has the meaning given in the relevant Pricing Supplement provided, however, that in no event shall any location within the United States or its possessions be a Relevant Financial Centre for the purposes of any payments in respect of any Note;
"Relevant Jurisdiction" means the United States where the Issuer or the Guarantor, if applicable, is Deere or Deere Capital, Luxembourg where the Issuer is Deere Luxembourg, the Commonwealth of Australia where the Issuer is Deere Australia or Deere Credit Australia, the Netherlands where the Issuer is Deere Netherlands and Canada where the Issuer is Deere Canada or Deere Credit Canada;
"Relevant Screen Page" means the page, section or other part of a particular information service (including, without limitation, the Reuters Markets 3000 and the Moneyline Telerate Service) specified as the Relevant Screen Page in the relevant Pricing Supplement, or such other page, section or other part as may replace it on that information service or such other information service, in each case, as may be nominated by the Person providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to the Reference Rate;
"Relevant Time" has the meaning given in the relevant Pricing Supplement;
"Reserved Matter" means any proposal to change any date fixed for payment of principal or interest in respect of the Notes, to reduce the amount of principal or interest payable on any date in respect of the Notes, to alter the method of calculating the amount of any payment in respect of the Notes or the date for any such payment, to change the currency of any payment under the Notes or to change the quorum requirements relating to meetings or the majority required to pass an Extraordinary Resolution;
"Sale and Lease-back Transactions" means any arrangement with any Person providing for the leasing to the Issuer, the Guarantor or any Material Subsidiary of any Important Property owned or hereafter acquired by the Issuer, the Guarantor or such Material Subsidiary (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Issuer, the Guarantor and Material Subsidiary or between Material Subsidiaries), which Important Property has been or is to be sold or transferred by the Issuer, the Guarantor or such Material Subsidiary to such Person;
"Security Interest" means any mortgage, charge, pledge, lien or other security interest including, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction;
"Specified Currency" has the meaning given in the relevant Pricing Supplement;
"Specified Denomination(s)" has the meaning given in the relevant Pricing Supplement;
"Specified Office" has the meaning given in the Agency Agreement;
"Specified Period" has the meaning given in the relevant Pricing Supplement;
"Subsidiary" means any corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Issuer or by one or more other Subsidiaries of such Issuer. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency;
"Talon" means a talon for further Coupons;
"TARGET Settlement Day" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open;
"Treaty" means the Treaty establishing the European Communities, as amended;
"Zero Coupon Note" means a Note specified as such in the relevant Pricing Supplement;
(b) Interpretation:
In these Conditions:
(i) if the Notes are Zero Coupon Notes, references to Coupons and Couponholders are not applicable;
(ii) if Talons are specified in the relevant Pricing Supplement as being attached to the Notes at the time of issue, references to Coupons shall be deemed to include references to Talons;
(iii) if Talons are not specified in the relevant Pricing Supplement as being attached to the Notes at the time of issue, references to Talons are not applicable;
(iv) any reference to principal shall be deemed to include the Redemption Amount, any additional amounts in respect of principal which may be payable under Condition 12 (Taxation), any premium payable in respect of a Note and any other amount in the nature of principal payable pursuant to these Conditions;
(v) any reference to interest shall be deemed to include any additional amounts in respect of interest which may be payable under Condition 12 ( Taxation) and any other amount in the nature of interest payable pursuant to these Conditions;
(vi) references to Notes being "outstanding" shall be construed in accordance with the Agency Agreement; and
(vii) if an expression is stated in Condition 2(a) to have the meaning given in the relevant Pricing Supplement, but the relevant Pricing Supplement gives no such meaning or specifies that such expression is "not applicable" then such expression is not applicable to the Notes.

3. Form, Denomination and Title
The Notes are issued in bearer form in the Specified Denomination(s) with Coupons and, if specified in the relevant Pricing Supplement, Talons attached at the time of issue. In the case of a Series of Notes with more than one Specified Denomination, Notes of one Specified Denomination will not be exchangeable for Notes of another Specified Denomination. Title to the Notes and the Coupons will pass by delivery. The holder of any Note or Coupon shall (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing thereon or any notice of any previous loss or theft thereof) and no Person shall be liable for so treating such holder.
4. Status of the Notes and the Guarantees
(a) Status of the Senior Notes:
This Condition 4(a) is applicable in relation to Notes specified in the Pricing Supplement as being unsubordinated or not specified as being subordinated ("Senior Notes"). The Senior Notes constitute direct, general, unconditional and unsubordinated obligations of the Issuer which will at all times rank pari passu and without any preference among themselves and at least pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application.
(b) Status of the Subordinated Notes:
(i) This Condition 4(b)(i) is applicable only in relation to Notes which are specified in the Pricing Supplement as being subordinated ("Subordinated Notes") and are issued by Deere or Deere Capital. Subordinated Notes issued by Deere or Deere Capital constitute direct, unsecured and subordinated obligations of Deere or Deere Capital, as the case may be, which will at all times rank pari passu without prejudice among themselves and at least pari passu and rateably with all other present and future unsecured and subordinated obligations of Deere or Deere Capital from time to time outstanding save for such obligations as may be preferred by provisions of law that are both mandatory and of general application. The rights and claims of holders of the Subordinated Notes issued by Deere or Deere Capital, as the case may be, will, in the event that Deere or Deere Capital, as the case may be, is wound-up, dissolved, liquidated or ceases to exist as a body corporate, excluding where such event res ults in there being a successor to Deere or Deere Capital, as the case may be, and the obligations under the Notes are assumed by that successor, be subordinated in right of payment to unsubordinated and unsecured creditors of Deere or Deere Capital, as the case may be.
(ii) This Condition 4(b)(ii) is applicable only in relation to Subordinated Notes issued by Deere Luxembourg. Subordinated Notes issued by Deere Luxembourg constitute direct, unsecured and subordinated obligations of Deere Luxembourg which will at all times rank pari passu without preference among themselves and at least pari passu and rateably with all other present and future unsecured and subordinated obligations of Deere Luxembourg from time to time outstanding save for such obligations as may be preferred by provisions of law that are both mandatory and of general application. In the event that Deere Luxembourg is liquidated pursuant to applicable provisions of the laws of Luxembourg, the rights and claims of holders of the Subordinated Notes issued by Deere Luxembourg will be subordinated in right of payment to all other unsubordinated and unsecured creditors of Deere Luxembourg.
(c) Guarantee by Deere of Notes issued by Deere Netherlands, Deere Canada, Deere Credit Canada and Deere Australia
Deere has in the Deere Deed of Guarantee unconditionally and irrevocably guaranteed the due and punctual payment of all sums from time to time payable by Deere Netherlands, Deere Canada, Deere Credit Canada and Deere Australia in respect of Senior Notes issued by them. This Guarantee of the Senior Notes constitutes direct, general, unconditional and unsubordinated obligations of Deere which will at all times rank at least pari passu with all other present and future unsubordinated and unsecured obligations of Deere, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application; and
(d)	Guarantee by Deere Capital of Notes issued by Deere Luxembourg and Deere Credit Australia:
Deere Capital has in the JDCC Deed of Guarantee:
(i)	unconditionally and irrevocably guaranteed the due and punctual payment of all sums from time to time payable by Deere Luxembourg and Deere Credit Australia in respect of Senior Notes issued by them. This Guarantee of the Senior Notes constitutes direct, general, unconditional and unsubordinated obligations of Deere Capital which will at all times rank at least pari passu with all other present and future unsubordinated and unsecured obligations of Deere Capital, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application; and
(ii)	unconditionally and irrevocably guaranteed the due and punctual payment of all sums from time to time payable by Deere Luxembourg in respect of Subordinated Notes. This Guarantee of such Subordinated Notes constitutes direct, unconditional and subordinated obligations of Deere Capital which will at all times rank at least pari passu with all other present and future subordinated and unsecured obligations of Deere Capital, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application. The rights and claims of the beneficiaries of the guarantee of the Subordinated Notes will, in the event that Deere Capital is wound-up, dissolved, liquidated or ceases to exist as a body corporate, excluding where such event results in there being a successor to Deere Capital, and the obligations under the Subordinated Notes are assumed by that successor, be subordinated in right of payment to unsubordinated and unsecured creditors of Deere Capital.
5. Negative Pledge with respect to Senior Notes
(a)	This Condition 5(a) is applicable only in relation to Senior Notes issued by Deere, Deere Netherlands, Deere Canada, Deere Credit Canada and Deere Australia. So long as any Senior Note remains outstanding, the relevant Issuer and Deere (as Guarantor) shall not and Deere (as Guarantor) shall not permit any Material Subsidiary to, issue, incur, assume or guarantee any debt ("Debt") secured by any Security Interest (other than a Permitted Security Interest) upon any present or future Important Property, or upon any present or future shares of stock or indebtedness issued by any Material Subsidiary without (a) at the same time or prior thereto securing the Senior Notes equally and rateably therewith or (b) providing such other security for the Senior Notes as may be approved by an Extraordinary Resolution of Noteholders.
Notwithstanding the foregoing, the relevant Issuer or Deere (as Guarantor) or any Material Subsidiary may, without (a) equally and rateably securing the Senior Notes or (b) providing such other security for the Senior Notes as may be approved by an Extraordinary Resolution of Noteholders, issue, incur, assume or guarantee Debt secured by a Security Interest which does not constitute a Permitted Security Interest, up to an aggregate amount which, together with the sum of (A) all other Debt issued or incurred by the relevant Issuer, Deere (as Guarantor) and its Material Subsidiaries secured by Security Interests (other than a Permitted Security Interest) which would otherwise be subject to the foregoing restrictions and (B) the Attributable Debt in respect of Sale and Lease-back Transactions in existence at such time does not at such time (other than Excluded Sale and Lease-back Transactions) exceed 5 per cent. of the Consolidated Net Worth of Deere, as shown on the audited consolidated balance sheet contai ned in the latest annual report of Deere.
(b)	This Condition 5(b) is applicable only in relation to Senior Notes issued by Deere Capital, Deere Luxembourg and Deere Credit Australia. So long as any Senior Notes remain outstanding, the relevant Issuer and Deere Capital (as Guarantor) shall not and Deere Capital (as Guarantor) shall not permit any of its Subsidiaries to issue, incur, assume or guarantee any Debt secured by any Security Interest (other than a Permitted Lien) on any of its property or assets, or any of the property or assets of any of its Subsidiaries, without (a) at the same time or prior thereto securing the Senior Notes equally and rateably therewith or (b) providing such other security for the Senior Notes as may be approved by an Extraordinary Resolution of Noteholders.
6. Fixed Rate Note Provisions
(a) Application:
This Condition 6 ( Fixed Rate Note Provisions) is applicable to the Notes only if the Fixed Rate Note Provisions are specified in the relevant Pricing Supplement as being applicable.
(b) Accrual of Interest:
The Notes bear interest from, and including, the Interest Commencement Date at the Rate of Interest payable in arrear on each Interest Payment Date, subject as provided in Condition 11 ( Payments). Each Note will cease to bear interest from the due date for final redemption unless, upon due presentation, payment of the Redemption Amount is improperly withheld or refused, in which case it will continue to bear interest in accordance with this Condition 6 (as well after as before judgment) until whichever is the earlier of (i) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder and (ii) the day which is seven days after the Fiscal Agent has notified the Noteholders that it has received all sums due in respect of the Notes up to such seventh day (except to the extent that there is any subsequent default in payment).
(c) Fixed Coupon Amount:
The amount of interest payable in respect of each Note for any Interest Period shall be the relevant Fixed Coupon Amount and, if the Notes are in more than one Specified Denomination, shall be the relevant Fixed Coupon Amount in respect of the relevant Specified Denomination.
(d) Calculation of Interest Amount:
The amount of interest payable in respect of each Note for any period for which a Fixed Coupon Amount is not specified shall be calculated by applying the Rate of Interest to the principal amount of such Note, multiplying the product by the relevant Day Count Fraction and rounding the resulting figure in accordance with Condition 21. For this purpose a "sub-unit" means, in the case of any currency other than euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, in the case of euro, means one cent.
7. Floating Rate Note and Index-Linked Interest Note Provisions
(a) Application:
This Condition 7 ( Floating Rate Note and Index-Linked Interest Note Provisions) is applicable to the Notes only if the Floating Rate Note Provisions or the Index-Linked Interest Note Provisions are specified in the relevant Pricing Supplement as being applicable.
(b) Accrual of interest:
The Notes bear interest from the Interest Commencement Date at the Rate of Interest payable in arrear on each Interest Payment Date, subject as provided in Condition 11 ( Payments). Each Note will cease to bear interest from the due date for final redemption unless, upon due presentation, payment of the Redemption Amount is improperly withheld or refused, in which case it will continue to bear interest in accordance with this Condition (as well after as before judgment) until whichever is the earlier of (i) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder and (ii) the day which is seven days after the Fiscal Agent has notified the Noteholders that it has received all sums due in respect of the Notes up to such seventh day (except to the extent that there is any subsequent default in payment).

(c) Screen Rate Determination:
If Screen Rate Determination is specified in the relevant Pricing Supplement as the manner in which the Rate(s) of Interest is/are to be determined, the Rate of Interest applicable to the Notes for each Interest Period will be determined by the Calculation Agent on the following basis:
(i)	if the Reference Rate is a composite quotation or customarily supplied by one entity, the Calculation Agent will determine the Reference Rate which appears on the Relevant Screen Page as of the Relevant Time on the relevant Interest Determination Date;
(ii)	in any other case, the Calculation Agent will determine the arithmetic mean of the Reference Rates which appear on the Relevant Screen Page as of the Relevant Time on the relevant Interest Determination Date;
(iii)	if, in the case of (i) above, such rate does not appear on that page or, in the case of (ii) above, fewer than two such rates appear on that page or if, in either case, the Relevant Screen Page is unavailable, the Calculation Agent will:
	(A)	request the principal Relevant Financial Centre office of each the Reference Banks to provide a quotation of the Reference Rate at approximately the Relevant Time on the Interest Determination Date to prime banks in the Relevant Financial Centre interbank market in an amount that is representative for a single transaction in that market at that time; and
	(B)	determine the arithmetic mean of such quotations; and
(iv)	if fewer than two such quotations are provided as requested, the Calculation Agent will determine the arithmetic mean of the rates (being the nearest to the Reference Rate, as determined by the Calculation Agent) quoted by major banks in the Principal Financial Centre of the Specified Currency, selected by the Calculation Agent, at approximately 11.00 a.m. (local time in the Principal Financial Centre of the Specified Currency) on the first day of the relevant Interest Period for loans in the Specified Currency to leading European banks for a period equal to the relevant Interest Period and in an amount that is representative for a single transaction in that market at that time, and the Rate of Interest for such Interest Period shall be the sum of the Margin and the rate or (as the case may be) the arithmetic mean so determined; provided, however, that if the Calculation Agent is unable to determine a rate or (as the case may be) an arithmetic mean in accordance with the above provisions in relation to any Interest Period, the Rate of Interest applicable to the Notes during such Interest Period will be the sum of the Margin and the rate (or as the case may be) the arithmetic mean last determined in relation to the Notes in respect of a preceding Interest Period.
(d) ISDA Determination:
If ISDA Determination is specified in the relevant Pricing Supplement as the manner in which the Rate(s) of Interest is/are to be determined, the Rate of Interest applicable to the Notes for each Interest Period will be the sum of the Margin and the relevant ISDA Rate where "ISDA Rate" in relation to any Interest Period means a rate equal to the Floating Rate (as defined in the ISDA Definitions) that would be determined by the Calculation Agent under an interest rate swap transaction if the Calculation Agent were acting as Calculation Agent for that interest rate swap transaction under the terms of an agreement incorporating the ISDA Definitions and under which:
(i)	the Floating Rate Option (as defined in the ISDA Definitions) is as specified in the relevant Pricing Supplement;
(ii)	the Designated Maturity (as defined in the ISDA Definitions) is a period specified in the relevant Pricing Supplement; and
(iii)	the relevant Reset Date (as defined in the ISDA Definitions) is either (A) if the relevant Floating Rate Option is based on the London inter-bank offered rate (LIBOR) for a currency, the first day of that Interest Period or (B) in any other case, as specified in the relevant Pricing Supplement.

(e) Index-Linked Interest:
If the Index-Linked Interest Note Provisions are specified in the relevant Pricing Supplement as being applicable, the Rate(s) of Interest applicable to the Notes for each Interest Period will be determined in the manner specified in the relevant Pricing Supplement.
(f) Maximum or Minimum Rate of Interest:
If any Maximum Rate of Interest or Minimum Rate of Interest is specified in the relevant Pricing Supplement, then the Rate of Interest shall in no event be greater than the maximum or be less than the minimum so specified. If no Minimum Rate of Interest is specified in the relevant Pricing Supplement, then the Minimum Rate of Interest in respect of each relevant Interest Period shall be deemed to be zero, and in no event shall the Rate of Interest calculated in accordance with this Condition 7 be less than zero.
(g) Calculation of Interest Amount:
The Calculation Agent will, as soon as practicable after the time at which the Rate of Interest is to be determined in relation to each Interest Period, calculate the Interest Amount payable in respect of each Note for such Interest Period. The Interest Amount will be calculated by applying the Rate of Interest for such Interest Period to the principal amount of such Note during such Interest Period and multiplying the product by the relevant Day Count Fraction.
(h) Calculation of other amounts:
If the relevant Pricing Supplement specifies that any other amount is to be calculated by the Calculation Agent, the Calculation Agent will, as soon as practicable after the time or times at which any such amount is to be determined, calculate the relevant amount. The relevant amount will be calculated by the Calculation Agent in the manner specified in the relevant Pricing Supplement.
(i) Publication:
The Calculation Agent will cause each Rate of Interest and Interest Amount determined by it, together with the relevant Interest Payment Date, and any other amount(s) required to be determined by it together with any relevant payment date(s) to be notified to the Paying Agents and each stock exchange (if any) on which the Notes are then listed as soon as practicable after such determination but (in the case of each Rate of Interest, Interest Amount and Interest Payment Date) in any event not later than the first day of the relevant Interest Period. Notice thereof shall also promptly be given to the Noteholders. The Calculation Agent will be entitled to recalculate any Interest Amount (on the basis of the foregoing provisions) without notice in the event of an extension or shortening of the relevant Interest Period.
(j) Notifications etc:
All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of this Condition by the Calculation Agent will (in the absence of manifest error) be binding on the Issuer, the Guarantor, the Paying Agents, the Noteholders and the Couponholders and (subject as aforesaid) no liability to any such Person will attach to the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties and discretions for such purposes.
8. Zero Coupon Note Provisions
(a) Application:
This Condition 8 ( Zero Coupon Note Provisions) is applicable to the Notes only if the Zero Coupon Note Provisions are specified in the relevant Pricing Supplement as being applicable.

(b) Late payment on Zero Coupon Notes:
If the Redemption Amount payable in respect of any Zero Coupon Note is improperly withheld or refused, the Redemption Amount shall thereafter be an amount equal to the sum of:
(i)	the Reference Price; and
(ii)	the product of the Accrual Yield (compounded annually) being applied to the Reference Price from (and including) the Issue Date to (but excluding) whichever is the earlier of (i) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder and (ii) the day which is seven days after the Fiscal Agent has notified the Noteholders that it has received all sums due in respect of the Notes up to such seventh day (except to the extent that there is any subsequent default in payment).
9. Dual Currency Note Provisions
(a) Application:
This Condition 9 ( Dual Currency Note Provisions) is applicable to the Notes only if the Dual Currency Note Provisions are specified in the relevant Pricing Supplement as being applicable.
(b) Rate of Interest:
If the rate or amount of interest falls to be determined by reference to an exchange rate, the rate or amount of interest payable shall be determined in the manner specified in the relevant Pricing Supplement.
10. Redemption and Purchase
(a) Scheduled redemption:
Unless previously redeemed, or purchased and cancelled, the Notes will be redeemed at their Final Redemption Amount on the Maturity Date, subject as provided in Condition 11 ( Payments).
(b) Redemption for tax reasons:
The Notes may be redeemed at the option of the Issuer (but, in the case of Subordinated Notes issued by Deere Luxembourg, subject to the prior written approval thereto having been obtained from the CSSF) in whole, but not in part:
(i)	at any time (if neither the Floating Rate Note Provisions or the Index-Linked Interest Note Provisions are specified in the relevant Pricing Supplement as being applicable); or
(ii)	on any Interest Payment Date (if the Floating Rate Note Provisions or the Index-Linked Interest Note Provisions are specified in the relevant Pricing Supplement as being applicable), on giving not less than 30 nor more than 60 days' notice to the Noteholders (which notice shall be irrevocable), at their Early Redemption Amount (Tax), together with interest accrued (if any) to the date fixed for redemption, if:
(A)	(1) the Issuer has or will become obliged to pay additional amounts as provided or referred to in Condition 12 ( Taxation) as a result of any change in, or amendment to, the laws or regulations of the applicable Relevant Jurisdiction or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the date of issue of the first Tranche of the Notes and (2) such obligation cannot be avoided by the Issuer taking reasonable measures available to it; or
(B)	(1) the Guarantor has or (if a demand was made under the Guarantee of the Notes) would become obliged to pay additional amounts as provided or referred to in the Guarantee of the Notes or the Guarantor has or will become obliged to make any such withholding or deduction as is referred to in the Guarantee of the Notes from any amount paid by it to the Issuer in order to enable the Issuer to make a payment of principal or interest in respect of the Notes, in either case as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the date of issue of the first Tranche of the Notes, and (2) such obligation cannot be avoided by the Guarantor taking reasonable measures available to it, provided, however, that no such notice of redemption shall be given earlier than:
(1) where the Notes may be redeemed at any time, 90 days prior to the earliest date on which the Issuer or the Guarantor would be obliged to pay such additional amounts or the Guarantor would be obliged to make such withholding or deduction if a payment in respect of the Notes were then due or (as the case may be) a demand under the Guarantee of the Notes were then made; or
(2)	where the Notes may be redeemed only on an Interest Payment Date, 60 days prior to the Interest Payment Date occurring immediately before the earliest date on which the Issuer or the Guarantor would be obliged to pay such additional amounts or the Guarantor would be obliged to make such withholding or deduction if a payment in respect of the Notes were then due or (as the case may be) a demand under the Guarantee of the Notes were then made.
Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver or procure that there is delivered to the Fiscal Agent (1) a certificate signed by two directors of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred and (2) an opinion of independent legal advisers in the applicable Relevant Jurisdiction to the effect that the Issuer or (as the case may be) the Guarantor has or will become obliged to pay such additional amounts or (as the case may be) the Guarantor has or will become obliged to make such withholding or deduction as a result of such change or amendment. Upon the expiry of any such notice as is referred to in this Condition 10(b), the Issuer shall be bound to redeem the Notes in accordance with this Condition 10(b).
(c) Redemption at the option of the Issuer:
If the Call Option is specified in the relevant Pricing Supplement as being applicable, the Notes may (but, in the case of Subordinated Notes issued by Deere Luxembourg, subject to the prior written approval thereto having been obtained from the CSSF) be redeemed at the option of the Issuer in whole or, if so specified in the relevant Pricing Supplement, in part on any Optional Redemption Date (Call) at the relevant Optional Redemption Amount (Call) on the Issuer's giving not less than 30 nor more than 60 days' notice to the Noteholders (which notice shall be irrevocable and shall oblige the Issuer to redeem the Notes or, as the case may be, the Notes specified in such notice on the relevant Optional Redemption Date (Call) at the Optional Redemption Amount (Call) plus accrued interest (if any) to such date).
(d) Partial redemption:
If the Notes are to be redeemed in part only on any date in accordance with Condition 10(c) ( Redemption at the option of the Issuer), the Notes to be redeemed shall be selected by the drawing of lots in such place as the Fiscal Agent approves and in such manner as the Fiscal Agent considers appropriate, subject to compliance with applicable law and the rules of each stock exchange on which the Notes are then listed, and the notice to Noteholders referred to in Condition 10(c) ( Redemption at the option of the Issuer) shall specify the serial numbers of the Notes so to be redeemed. If any Maximum Redemption Amount or Minimum Redemption Amount is specified in the relevant Pricing Supplement, then the Optional Redemption Amount (Call) shall in no event be greater than the maximum or be less than the minimum so specified.

(e) Redemption at the option of Noteholders:
If the Put Option is specified in the relevant Pricing Supplement as being applicable, the Issue shall (but, in the case of Subordinated Notes issued by Deere Luxembourg, subject to the prior written approval thereto having been obtained from the CSSF) , at the option of the holder of any Note redeem such Note on the Optional Redemption Date (Put) specified in the relevant Put Option Notice at the relevant Optional Redemption Amount (Put) together with interest (if any) accrued to such date. In order to exercise the option contained in this Condition 10(e), the holder of a Note must, not less than 30 nor more than 60 days before the relevant Optional Redemption Date (Put), deposit with any Paying Agent such Note together with all unmatured Coupons relating thereto and a duly completed Put Option Notice in the form obtainable from any Paying Agent. The Paying Agent with which a Note is so deposited shall deliver a duly completed Put Option Receipt to the depositing Noteholder. No Note, once deposited with a duly completed Put Option Notice in accordance with this Condition 10(e), may be withdrawn; provided, however, that if, prior to the relevant Optional Redemption Date (Put), any such Note becomes immediately due and payable or, upon due presentation of any such Note on the relevant Optional Redemption Date (Put), payment of the redemption moneys is improperly withheld or refused, the relevant Paying Agent shall mail notification thereof to the depositing Noteholder at such address as may have been given by such Noteholder in the relevant Put Option Notice and shall hold such Note at its Specified Office for collection by the depositing Noteholder against surrender of the relevant Put Option Receipt. For so long as any outstanding Note is held by a Paying Agent in accordance with this Condition 10(e), the depositor of such Note and not such Paying Agent shall be deemed to be the holder of such Note for all purposes.
(f) No other redemption:
The Issuer shall not be entitled to redeem the Notes otherwise than as provided in paragraphs (a) to (e) above.
(g) Early redemption of Zero Coupon Notes:
Unless otherwise specified in the relevant Pricing Supplement, the Redemption Amount payable on redemption of a Zero Coupon Note at any time before the Maturity Date shall be an amount equal to the sum of:
(i) the Reference Price; and
(ii) the product of the Accrual Yield (compounded annually) being applied to the Reference Price from (and including) the Issue Date to (but excluding) the date fixed for redemption or (as the case may be) the date upon which the Note becomes due and payable.
Where such calculation is to be made for a period which is not a whole number of years, the calculation in respect of the period of less than a full year shall be made on the basis of such Day Count Fraction as may be specified in the Pricing Supplement for the purposes of this Condition 10(g) or, if none is so specified, a Day Count Fraction of 30E/360.
(h) Purchase:
The Issuer, the Guarantor or any of their respective Subsidiaries may (but, in the case of Subordinated Notes issued by Deere Luxembourg, subject to the prior written approval thereto having been obtained from the CSSF) at any time after 183 days following the Issue Date purchase Notes in the open market or otherwise and at any price, provided that all unmatured Coupons are purchased therewith.
(i) Cancellation:
All Notes so redeemed or purchased by the Issuer, the Guarantor or any of their respective Subsidiaries and any unmatured Coupons attached to or surrendered with them shall be cancelled and may not be reissued or resold.

11. Payments
(a) Principal:
Payments of principal shall be made only against presentation and (provided that payment is made in full) surrender of Notes at the Specified Office of any Paying Agent outside the United States and its possessions by cheque drawn in the Specified Currency in which the payment is due on, or by transfer to an account denominated in that Specified Currency (or, if that Specified Currency is euro, any other account to which euro may be credited or transferred) and maintained by the payee with, a bank in the Principal Financial Centre of that Specified Currency (in the case of a sterling cheque, a town clearing branch of a bank in the City of London); provided, however, that in no event shall any payment be made to an account maintained by a payee in the United States or its possessions or to an address in the United States or its possessions.
(b) Interest:
Payments of interest shall, subject to paragraph (g) below, be made only against presentation and (provided that payment is made in full) surrender of the appropriate Coupons at the Specified Office of any Paying Agent outside the United States in the manner described in paragraph (a) above.
(c) Payments subject to fiscal laws:
All payments in respect of the Notes are subject in all cases to any applicable fiscal or other laws and regulations in the place of payment, but without prejudice to the provisions of Condition 12 ( Taxation). No commissions or expenses shall be charged to the Noteholders or Couponholders in respect of such payments.
(d) Deductions for unmatured Coupons:
If the relevant Pricing Supplement specifies that the Fixed Rate Note Provisions are applicable and a Note is presented without all unmatured Coupons relating thereto:
(i)	if the aggregate amount of the missing Coupons is less than or equal to the amount of principal due for payment, a sum equal to the aggregate amount of the missing Coupons will be deducted from the amount of principal due for payment; provided, however, that if the gross amount available for payment is less than the amount of principal due for payment, the sum deducted will be that proportion of the aggregate amount of such missing Coupons which the gross amount actually available for payment bears to the amount of principal due for payment;
(ii)	if the aggregate amount of the missing Coupons is greater than the amount of principal due for payment:
	(A)	so many of such missing Coupons shall become void (in inverse order of maturity) as will result in the aggregate amount of the remainder of such missing Coupons (the "Relevant Coupons") being equal to the amount of principal due for payment; provided, however, that where this sub-paragraph would otherwise require a fraction of a missing Coupon to become void, such missing Coupon shall become void in its entirety; and
	(B)	a sum equal to the aggregate amount of the Relevant Coupons (or, if less, the amount of principal due for payment) will be deducted from the amount of principal due for payment; provided, however, that, if the gross amount available for payment is less than the amount of principal due for payment, the sum deducted will be that proportion of the aggregate amount of the Relevant Coupons (or, as the case may be, the amount of principal due for payment) which the gross amount actually available for payment bears to the amount of principal due for payment.
Each sum of principal so deducted shall be paid in the manner provided in paragraph (a) above against presentation and (provided that payment is made in full) surrender of the relevant missing Coupons.

(e) Unmatured Coupons void:
If the relevant Pricing Supplement specifies that this Condition 11(e) is applicable or that the Floating Rate Note Provisions or the Index-Linked Interest Note Provisions are applicable, on the due date for final redemption of any Note or early redemption of such Note pursuant to Condition 10(b) ( Redemption for tax reasons), Condition 10(e) ( Redemption at the option of Noteholders), Condition 10(c) ( Redemption at the option of the Issuer) or Condition 13 ( Events of Default), all unmatured Coupons relating thereto (whether or not still attached) shall become void and no payment will be made in respect thereof.
(f) Payments on business days:
If the due date for payment of any amount in respect of any Note or Coupon is not a Payment Business Day in the place of presentation, the holder shall not be entitled to payment in such place of the amount due until the next succeeding Payment Business Day in such place and shall not be entitled to any further interest or other payment in respect of any such delay.
(g) Payments other than in respect of matured Coupons:
Payments of interest other than in respect of matured Coupons shall be made only against presentation of the relevant Notes at the Specified Office of any Paying Agent outside the United States.
(h) Partial payments:
If a Paying Agent makes a partial payment in respect of any Note or Coupon presented to it for payment, such Paying Agent will endorse thereon a statement indicating the amount and date of such payment.
(i) Exchange of Talons:
On or after the maturity date of the final Coupon which is (or was at the time of issue) part of a Coupon Sheet relating to the Notes, the Talon forming part of such Coupon Sheet may be exchanged at the Specified Office of the Fiscal Agent for a further Coupon Sheet (including, if appropriate, a further Talon but excluding any Coupons in respect of which claims have already become void pursuant to Condition 14 ( Prescription). Upon the due date for redemption of any Note, any unexchanged Talon relating to such Note shall become void and no Coupon will be delivered in respect of such Talon.
12. Taxation
(a) Gross up:
All payments of principal and interest in respect of the Notes and the Coupons by or on behalf of the Issuer or the Guarantor shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the applicable Relevant Jurisdiction (in the case of payments by the Issuer) or the United States of America (in the case of payments by the Guarantor) or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer or (as the case may be) the Guarantor shall pay such additional amounts as will result in the receipt by the Noteholders and the Couponholders of such amounts as would have been received by them if no such withholding or deduction had been required, except that no such additional amounts shall be payable in respect of any Note or Coupon presented for payment:
(i) in the applicable Relevant Jurisdiction; or
(ii) by, or by a third party on behalf of, a holder which is liable to such taxes, duties, assessments or governmental charges in respect of such Note or Coupon by reason of its (or a fiduciary, settlor, member or shareholder, beneficiary of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) having some present or former connection with the applicable Relevant Jurisdiction (including being or having been a citizen or resident of such Relevant Jurisdiction or being or having been engaged in trade or business or present therein having or having had a permanent establishment therein) other than the mere holding or such Note or Coupon; or
(iii)	by a holder which is or was a personal holding company, foreign personal holding company or passive foreign investment company with respect to the United States or a corporation that accumulates earnings to avoid United States federal income tax; or
(iv)	if such tax is an estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment, or governmental charge; or
(v)	if such amount is payable otherwise than by withholding from a payment on such Note or Coupon or such amount is required to be withheld by a paying agent, if such payment can be made without such withholding by any other paying agent under the Agency Agreement; or
(vi)	if such tax, duty assessment or governmental charge would not have been imposed but for the failure of such holder to comply with applicable certificate, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the holder or beneficial owner of such Note if such compliance is required as a precondition to relief or exemption from withholding or deduction or all or part of such tax, duty assessment or governmental charge; or
(vii)	by a holder which is or has been a "10 per cent. shareholder" of the obligor of the Note as defined in Section 871(h)(3) of the United States Internal Revenue Code or any successor provisions; or
(viii)	more than 30 days after the Relevant Date except to the extent that the relevant holder would have been entitled to such additional amounts if it had presented such Note or Coupon for payment on the last day of such period of 30 days; or
(ix)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or
(x)	by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note or Coupon to another Paying Agent in a Member State of the European Union; or
(xi)	in the case of any combination of items (i) through (x); or
(xii)	in respect of payment by Deere Australia or Deere Credit Australia, by, or by a third party on behalf of, a holder who could lawfully avoid (but has not so avoided) such deduction or withholding by complying or procuring that any third party complies with any statutory requirements or by making or procuring that any third party makes a declaration of nonresidence or other similar claim for exemption to any tax authority in the place where the relevant Note or Coupon is presented for payment; or
(xiii)	in respect of payment by Deere Australia or Deere Credit Australia, by, or by a third party on behalf of, a holder who is liable to such taxes, duties, assessments or governmental charges in a respect of such Note or Coupon by reason of his being an associate of the Issuer for the purposes of Section 128F(6) of the Income Tax Assessment Act 1936 of Australia.
nor shall additional amounts be paid to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor of such fiduciary or partnership or beneficial owner would not have been entitled to such additional amounts had such beneficiary, settlor or beneficial owner been the holder of the Note.

(b) Taxing jurisdiction:
If the Issuer or the Guarantor becomes subject at any time to any taxing jurisdiction other than the Relevant Jurisdiction or the United States respectively, references in these Conditions to the Relevant Jurisdiction or the United States shall be construed as references to the Relevant Jurisdiction or (as the case may be) the United States and/or such other jurisdiction.
13. Events of Default
If any of the following events occurs and is continuing:
(a)	Non-payment of interest: default in the payment of any interest upon any Note of that Series or any related Coupon, when such interest or Coupon becomes due and payable, and continuance of such default for a period of 30 days; or
(b)	Non-payment of principal: default in the payment of the principal of (or premium, if any, on) any Note of that Series when it becomes due and payable; or
(c)	Breach of other obligations: default in the performance, or breach, of any covenant or agreement of the Issuer (or, if applicable, the Guarantor) in respect of the Notes of the relevant Series, the Agency Agreement or the Deed of Guarantee (other than a covenant or warranty in respect of the Notes of such Series, a default in the performance of which or the breach of which is elsewhere in this Condition specifically dealt with or which has expressly been included in such Notes solely for the benefit of Series of Notes other than that Series) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer or, if applicable, the Guarantor or the Specified Office of the Fiscal Agent by Noteholders of at least 25 per cent. in principal amount of Notes outstanding of that Series a written notice specifying such default or breach and requiring it to be remedied stating that such notice is a "Notice of Default"; or
(d)	Insolvency etc: in the case of Notes issued by Deere Luxembourg, Deere Australia, Deere Credit Australia, Deere Netherlands, Deere Canada and Deere Credit Canada (i) such Issuer or its Subsidiaries becomes insolvent or is unable to pay its debts as they fall due, (ii) an administrator or liquidator of the Issuer, or the whole or a substantial part of the undertaking, assets and revenues of the Issuer, is appointed (or application for any such appointment is made), (iii) the Issuer takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its Indebtedness or any Guarantee of any Indebtedness given by it or (iv) the Issuer is ordered by a court of competent jurisdiction to cease to carry on all or any substantial part of its business (otherwise than, in the case of the Issuer, for the purposes of or pursuant to an amalgamatio n, reorganisation or restructuring whilst solvent and in the case of a Subsidiary of the Issuer, for the purposes of or pursuant to any amalgamation, reorganisation or restructuring); or
(e)	Bankruptcy, etc of Deere or Deere Capital: in the case of Notes issued by or guaranteed by Deere or Deere Capital (i) Deere or Deere Capital (as the case may be) pursuant to or within the meaning of any Bankruptcy Law commences a voluntary case, or consents to the entry of an order for relief against it in an involuntary case, or consents to the appointment of a Custodian of it or for all or substantially all of its property or makes a general assignment for the benefit of its creditors; or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is for relief against Deere or Deere Capital (as the case may be) in an involuntary case, or appoints a Custodian of it or for all or substantially all of its property, or orders the liquidation of it and the order or decree remains unstayed and in effect for 90 days. In this Condition, the term "Bankruptcy Law" means title 11, U.S. Code or any similar Federal or State law for the relief of debtors. T he term "Custodian" means any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy law; or

(f) Insolvency of Deere Luxembourg: in the case of Subordinated Notes issued by Deere Luxembourg, the liquidation of Deere Luxembourg pursuant to applicable provisions of the laws of Luxembourg, then, (i) any Senior Note of any Issuer or any Subordinated Note issued by Deere or Deere Capital or, in accordance with the circumstances described in Condition 13(f) only, any Subordinated Note issued by Deere Luxembourg, may, by written notice addressed by the holder thereof to the Issuer and the Guarantor and delivered to the Issuer and the Guarantor or to the Specified Office of the Fiscal Agent, be declared immediately due and payable, whereupon it shall become immediately due and payable at its Early Termination Amount together with accrued interest (if any) without further action or formality; or (ii) unless otherwise provided in the relevant Pricing Supplement, save in the case of Condition 13(f), any Subordinated Note issued by Deere Luxembourg may, subject to the prior written approval thereto having been obtained from the CSSF and by written notice addressed by the holder thereof to the Issuer and the Guarantor and delivered to the Issuer and the Guarantor or to the Specified Office of the Fis cal Agent, be declared immediately due and payable, whereupon it shall become immediately due and payable at its Early Termination Amount together with accrued interest (if any) without further action or formality and each holder of such Subordinated Note may initiate proceedings for the liquidation of Deere Luxembourg in Luxembourg but not elsewhere but may take no other action in respect of such default.
14. Prescription
Claims for principal shall become void unless the relevant Notes are presented for payment within ten years of the appropriate Relevant Date. Claims for interest shall become void unless the relevant Coupons are presented for payment within five years of the appropriate Relevant Date.
15. Replacement of Notes and Coupons
If any Note or Coupon is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the Specified Office of the Fiscal Agent (and, if the Notes are then listed on any stock exchange which requires the appointment of a Paying Agent in any particular place, the Paying Agent having its Specified Office in the place required by such stock exchange), subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer may reasonably require. Mutilated or defaced Notes or Coupons must be surrendered before replacements will be issued.
16. Agents
In acting under the Agency Agreement and in connection with the Notes and the Coupons, the Paying Agents act solely as agents of the Issuer and the Guarantor and do not assume any obligations towards or relationship of agency or trust for or with any of the Noteholders or Couponholders.
The initial Paying Agents and their initial Specified Offices are listed below. The initial Calculation Agent (if any) is specified in the relevant Pricing Supplement. The Issuer and the Guarantor reserve the right at any time to vary or terminate the appointment of any Paying Agent and to appoint a successor fiscal agent or Calculation Agent and additional or successor paying agents; provided, however, that:
(a) the Issuer and the Guarantor shall at all times maintain a Fiscal Agent; and
(b) if a Calculation Agent is specified in the relevant Pricing Supplement, the Issuer and the Guarantor shall at all times, whilst any such Note remains outstanding, maintain a Calculation Agent; and
(c) if and for so long as the Notes are listed on any stock exchange which requires the appointment of a Paying Agent in any particular place, the Issuer and the Guarantor shall maintain a Paying Agent having its Specified Office in the place required by the rules of such stock exchange.

The Issuers and the Guarantors undertake that, if the conclusions of the ECOFIN Council meeting of 26-27 November 2000 are implemented, they will ensure that they maintain a Paying Agent in a Member State of the European Union that will not be obliged to withhold or deduct tax pursuant to the Directive.
Notice of any change in any of the Paying Agents or in their Specified Offices shall promptly be given to the Noteholders.
17. Meetings of Noteholders; Modification and Waiver
(a) Meetings of Noteholders:
The Agency Agreement contains provisions for convening meetings of Noteholders to consider matters relating to the Notes, including the modification of any provision of these Conditions. Any such modification may be made if sanctioned by an Extraordinary Resolution. Such a meeting may be convened by the Issuer and the Guarantor (acting together) and shall be convened by them upon the request in writing of Noteholders holding not less than one-tenth of the aggregate principal amount of the outstanding Notes. The quorum at any meeting convened to vote on an Extraordinary Resolution will be two or more Persons holding or representing one more than half of the aggregate principal amount of the outstanding Notes or, at any adjourned meeting, two or more Persons being or representing Noteholders whatever the principal amount of the Notes held or represented; provided, however, that Reserved Matters may only be sanctioned by an Extraordinary Resolution passed at a meeting of Noteholders at which two or mo re Persons holding or representing not less than three-quarters or, at any adjourned meeting, one quarter of the aggregate principal amount of the outstanding Notes form a quorum. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the Noteholders and Couponholders, whether present or not.
In addition, a resolution in writing signed by or on behalf of all Noteholders who for the time being are entitled to receive notice of a meeting of Noteholders will take effect as if it were an Extraordinary Resolution. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Noteholders.
(b) Modification:
The Notes, these Conditions and the Deeds of Guarantee may be amended without the consent of the Noteholders or the Couponholders to correct a manifest error. In addition, the parties to the Agency Agreement may agree to modify any provision thereof, but the Issuer and the Guarantor shall not agree, without the consent of the Noteholders, to any such modification unless it is of a formal, minor or technical nature, it is made to correct a manifest error or it is, in the opinion of such parties, not materially prejudicial to the interests of the Noteholders.
(c) In the case of Subordinated Notes issued by Deere Luxembourg, no modification may be made to Condition 4(b)(ii) as they may apply to such Notes without the prior written approval thereto having been obtained from the CSSF.
18. Further Issues
The Issuer may from time to time, without the consent of the Noteholders or the Couponholders, create and issue further notes having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest) so as to form a single series with the Notes.
19. Notices
Notices to the Noteholders shall be valid if published in a leading English language daily newspaper published in London (which is expected to be the Financial Times) and, in the case of Notes which are listed on the Luxembourg Stock Exchange and so long as the rules of that exchange so require, a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or in either case, if such publication is not practicable, in a leading English language daily newspaper having general circulation in Europe. Any such notice shall be deemed to have been given on the date of first publication (or if required to be published in more than one newspaper, on the first date on which publication shall have been made in all the required newspapers). Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the Noteholders.
20. Currency Indemnity
If any sum due from the Issuer in respect of the Notes or the Coupons or any order or judgment given or made in relation thereto has to be converted from the currency (the "first currency") in which the same is payable under these Conditions or such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against the Issuer, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to the Notes, the Issuer shall indemnify each Noteholder, on the written demand of such Noteholder addressed to the Issuer and delivered to the Issuer or to the Specified Office of the Fiscal Agent, against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such Noteholder may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.
This indemnity constitutes a separate and independent obligation of the Issuer and shall give rise to a separate and independent cause of action.
21. Rounding
For the purposes of any calculations referred to in these Conditions (unless otherwise specified in these Conditions or the relevant Pricing Supplement), (a) all percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with 0.000005 per cent. being rounded up to 0.00001 per cent.), (b) all United States dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one half cent being rounded up), (c) all Japanese Yen amounts used in or resulting from such calculations will be rounded downwards to the next lower whole Japanese Yen amount, and (d) all amounts denominated in any other currency used in or resulting from such calculations will be rounded to the nearest two decimal places in such currency, with 0.005 being rounded upwards.
22. Redenomination, Renominalisation and Reconventioning
(a) Application:
This Condition 22 ( Redenomination, Renominalisation and Reconventioning) is applicable to the Notes only if it is specified in the relevant Pricing Supplement as being applicable.
(b) Notice of redenomination:
If the country of the Specified Currency becomes or, announces its intention to become, a Participating Member State, the Issuer may, without the consent of the Noteholders and Couponholders, on giving at least 30 days' prior notice to the Noteholders and the Paying Agents, designate a date (the "Redenomination Date"), being an Interest Payment Date under the Notes falling on or after the date on which such country becomes a Participating Member State.
(c) Redenomination:
Notwithstanding the other provisions of these Conditions, with effect from the Redenomination Date:
(i) the Notes shall be deemed to be redenominated into euro in the denomination of euro 0.01 with a principal amount for each Note equal to the principal amount of that Note in the Specified Currency, converted into euro at the rate for conversion of such currency into euro established by the Council of the European Union pursuant to the Treaty (including compliance with rules relating to rounding in accordance with European Community regulations); provided, however, that, if the Issuer determines, with the agreement of the Fiscal Agent that the then market practice in respect of the redenomination into euro 0.01 of internationally offered securities is different from that specified above, such provisions shall be deemed to be amended so as to comply with such market practice and the Issuer shall promptly notify the Noteholders and Couponholders, each stock exchange (if any) on which the Notes are then listed and the Paying Agents of such deemed amendments;
(ii)	if Notes have been issued in definitive form:
	(A)	all unmatured Coupons denominated in the Specified Currency (whether or not attached to the Notes) will become void with effect from the date (the "Euro Exchange Date") on which the Issuer gives notice (the "Euro Exchange Notice") to the Noteholders that replacement Notes and Coupons denominated in euro are available for exchange (provided that such Notes and Coupons are available) and no payments will be made in respect thereof;
	(B)	the payment obligations contained in all Notes denominated in the Specified Currency will become void on the Euro Exchange Date but all other obligations of the Issuer thereunder (including the obligation to exchange such Notes in accordance with this Condition 22) shall remain in full force and effect; and
	(C)	new Notes and Coupons denominated in euro will be issued in exchange for Notes and Coupons denominated in the Specified Currency in such manner as the Fiscal Agent may specify and as shall be notified to the Noteholders in the Euro Exchange Notice; and
(iii)	all payments in respect of the Notes (other than, unless the Redenomination Date is on or after such date as the Specified Currency ceases to be a sub-division of the euro, payments of interest in respect of periods commencing before the Redenomination Date) will be made solely in euro by cheque drawn on, or by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) maintained by the payee with, a bank in the principal financial centre of any Member State of the European Communities.
(d) Interest:
Following redenomination of the Notes pursuant to this Condition 22, where Notes have been issued in definitive form, the amount of interest due in respect of the Notes will be calculated by reference to the aggregate principal amount of the Notes presented (or, as the case may be, in respect of which Coupons are presented) for payment by the relevant holder.
(e) Interest Determination Date:
If the Floating Rate Note Provisions are specified in the relevant Pricing Supplement as being applicable and Screen Rate Determination is specified in the relevant Pricing Supplement as the manner in which the Rate(s) of Interest is/are to be determined, with effect from the Redenomination Date the Interest Determination date shall be deemed to be the second TARGET Settlement Day before the first day of the relevant Interest Period.
23. Governing Law and Jurisdiction
(a)	Governing law: The Notes, each Deed of Guarantee, the Agency Agreement and the Deed of Covenant and all matters arising from or in connection with them are governed by, and shall be construed in accordance with, English law except that (x) in the case of Subordinated Notes issued by Deere, Deere Capital or Deere Luxembourg, the provisions of Condition 4(b)(i) and (ii) and all matters arising from or in connection with them shall be governed by and construed in accordance with the federal laws of the United States of America and the laws of Luxembourg respectively, and (y) in the case of any Guarantee given by Deere Capital of Subordinated Notes issued by Deere Luxembourg the subordination provisions set out in Condition 4(d)(ii) and the JDCC Deed of Guarantee and all matters arising from or in connection with them shall be governed by and construed in accordance with the federal laws of the United States of America.

(b)	English courts: Subject as provided below, the courts of England have exclusive jurisdiction to settle any dispute (a "Dispute") arising from or in connection with the Notes except that in the case of a Subordinated Notes issued by Deere Luxembourg any Dispute arising in relation to Condition 4(b)(ii), as they apply to such Subordinated Notes, shall be subject to the exclusive jurisdiction of the courts of Luxembourg-City.
(c)	Appropriate forum: Each Issuer and Guarantor agrees that the courts of England (and, in relation to Subordinated Notes issued by Deere Luxembourg, that the courts of Luxembourg-City) are the most appropriate and convenient courts to settle any dispute and, accordingly, that it will not argue to the contrary.
(d)	Rights of the Noteholders to take proceedings outside England: Condition 23(b) ( English Courts) is for the benefit of the Noteholders only. As a result, nothing in this Condition 23 ( Governing law and jurisdiction) prevents any Noteholder from taking proceedings in relation to a Dispute ("Proceedings") in any other courts with jurisdiction. To the extent allowed by law, Noteholders may take concurrent Proceedings in any number of jurisdictions.
(e)	Service of process: Each Issuer and Guarantor agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to Clifford Chance Secretaries Limited at its registered office from time to time, being at the date of these Conditions at 200 Aldersgate Street, London EC1A 4JJ. If such Person is not or ceases to be effectively appointed to accept service of process on the Issuer's behalf, the Issuer shall, on the written demand of any Noteholder addressed to the Issuer and delivered to the Issuer or to the Specified Office of the Fiscal Agent, appoint a further Person in England to accept service of process on its behalf and, failing such appointment within 15 days, any Noteholder shall be entitled to appoint such a Person by written notice addressed to the Issuer and delivered to the Issuer or to the Specified Office of the Fiscal Agent. Nothing in this paragraph shall affect the right of any Noteholder to serve process in any other manner permitted by law. This Condition applies to Proceedings in England and to Proceedings elsewhere.
24. Rights of Third Parties
No person shall have any right to enforce any term or condition of the Notes under the Contract (Rights of Third Parties) Act 1999 but this shall not affect any right or remedy of a third party which exists or is available apart from such Act.